Consent of Independent Registered Public Accounting Firm

We have issued our reports dated March 12, 2008 (which includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board No. 123(R) and Securities and Exchange Commission Staff Accounting Bulletin No. 108 on January 1, 2006), with respect to the consolidated financial statements and management’s report on internal control over financial reporting included in the Annual Report of First Chester County Corporation and subsidiaries on Form 10-K for the year ended December 31, 2007, which are incorporated by reference in this Registration Statement. We consent to the incorporation in this Registration Statement of the aforementioned reports.

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania

January 16, 2009